EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement Nos. 333-185612, 333-208575, and 333-216518 on Form S-8 and Registration Statement Nos. 333-192519, 333-195662, 333-204597, 333-212107, 333-213472, 333-213471, and 333-214593 on Form S-3 of Par Pacific Holdings, Inc. of our report dated March 9, 2018 related to the financial statements of Laramie Energy, LLC as of December 31, 2017 and 2016, and for the three years ended December 31, 2017, appearing in this Annual Report on Form 10-K of Par Pacific Holdings, Inc. for the year ended December 31, 2017.

/s/ DELOITTE & TOUCHE LLP

Denver, Colorado
March 12, 2018